Exhibit 99.1

Republic Reports Record Net income of $28.2 Million
for 2003 with a 37% Increase in Diluted Earnings per
Class A Common Stock

January 16, 2004

Contact: Kevin Sipes

Executive Vice President

& Chief Financial Officer

Louisville, KY – Republic Bancorp, Inc. (Republic or Company) (NASDAQ: RBCAA), the holding company for Republic Bank & Trust Company and Republic Bank & Trust Company of Indiana, completed another year of record earnings during 2003.

Net income for 2003 was $28.2 million, an increase of $7.7 million over 2002.  Diluted earnings per Class A Common Stock increased 37% over 2002 to $1.64 in 2003.  “We provided one of the highest returns in the Company’s history for our shareholders as reflected by a 1.47% return on average assets (ROA) and a 16.88% return on average equity (ROE) for the year.  In addition to these solid earnings results, the Company surpassed $2 billion in total assets, a significant milestone in our history,” commented Steve Trager, President & CEO of Republic.

“Not only did we have an extraordinary year of earnings and shareholder returns at Republic during 2003, but we also continued to lay a solid foundation for success in 2004 and beyond. The Company opened six new banking centers during the year with three additional banking centers scheduled to open during the first quarter of 2004.  Although new banking centers typically don’t become profitable for twelve to eighteen months, they enhance access to potential new clients and allow us to be closer to our current clients - letting us further expand these vital banking relationships.  These new banking centers represent a tremendous investment for our future, but one that we believe is essential for the long-term success of the Company,” Trager further commented.

The Company also had solid fourth quarter 2003 results as net income increased 13% over the same period in 2002 to $4.6 million.  Diluted earnings per Class A Common stock increased to $0.27 compared to $0.24 during the fourth quarter of 2002.  “Our fourth quarter earnings were strong despite a downturn in secondary market volume during the period.  These strong results are a testament to our strategy of diversifying the Company’s revenue streams across many different areas,” stated Steve Trager.

Net interest income rose $3.9 million during the fourth quarter of 2003 to $19.4 million.  Net interest income benefited from the growth in earning assets, most notably loan growth, and the continued shift to lower cost deposits primarily from our ‘Cash Management’ line of business.  The ‘Cash Management’ line of business continued to attract new client relationships during the year and remains a focus for growth during 2004.  ‘Cash Management’ relationships include many types of businesses such as professional groups and educational institutions who bank with the Company, as well as many major hospitals.

The rise in deposit fee income resulted from growth in Republic’s transaction accounts, as the Company opened nearly 17,000 accounts during 2003.  Service charges on deposit accounts continued to grow significantly during the fourth quarter of 2003, increasing 23% over the same period in 2002.  Management expects deposit fee income to benefit during 2004 from growth in transaction accounts at the Company’s newest banking centers.

“The Company continues to augment improvements of our revenue sources with in-depth reviews of all non-interest expenses.  Containing growth in non-interest expenses will be a significant challenge in 2004 given our number of new banking centers,” commented Kevin Sipes, Executive Vice President & CFO of Republic.  “Matching our success in 2003 will be a difficult task, but a challenge our 640-plus associates are ready to face.  Our traditional banking strategies will be simple and time-tested.  In our commercial banking area the focus will be to grow the balance sheet through the commercial lending and commercial cash management lines of business without sacrificing the credit quality we hold so dear.  For our retail banking, the focus will be to make our newest banking centers profitable ahead of our already aggressive goals,” commented Scott Trager, President of Republic Bank & Trust Company.

Republic’s overall asset quality remained solid throughout 2003, as well.  The Company increased its allowance for loan losses during the year as a result of a growing loan portfolio, particularly in commercial real estate loans and deferred deposit transactions.  Republic’s percentage of delinquent loans to total loans and percentage of non-performing loans to total loans was the same at 0.82% at December 31, 2003, both indicators of strong asset quality.

“We also remain excited about the possibilities in 2004 of our Refunds Now® and deferred deposit programs.  We believe our size and technology provide us the capability to succeed in these businesses.  Our senior management team remains diligent in its oversight of these two nontraditional lines of business and optimistic about their potential contribution in the future,” commented Bill Petter, Executive Vice President & Chief Operating Officer of Republic Bank & Trust Company.

“New locations, enhanced public awareness, innovative lines of business, client friendly products and services, are all part of our strategy to attract new clients to Republic.  Further, we believe that investment in the community, such as being a proud sponsor of the Derby Festival Pegasus Parade and various local high school basketball tournaments to name a few, is paramount to our good fortune.  Our management team and all of our associates continue to work tirelessly to position the Company for future success.  It is our belief in our capacity to grow market share that keeps us excited about our attractiveness as a long-term investment opportunity. We are careful to remain humble in this success and thankful for our accomplishments during 2003, but remain even more enthusiastic about achievements yet to come,” concluded Steve Trager.

Republic Bancorp, Inc., has 31  banking centers, and is the parent company of: Republic Bank & Trust Company with 29 banking centers in 7 Kentucky communities - Bowling Green, Elizabethtown, Frankfort, Lexington, Louisville, Owensboro, and Shelbyville, with one additional banking center in both Louisville and Georgetown, Kentucky under construction; Republic Bank & Trust Company of Indiana with 2 banking centers in Clarksville and

New Albany, Indiana and one  banking center in Jeffersonville under construction; and Refunds Now, a nationwide tax refund loan and check provider.  Republic offers internet banking at www.republicbank.com. Republic was the recipient of the 2002 Community Partnership Award from the Federal Home Loan Bank of Cincinnati. Republic has $2 billion in assets and $1 billion in trust assets under custody and management. Republic Class A Common Stock is listed under the symbol ‘RBCAA’ on the NASDAQ National Market System.

Statements in this press release relating to Republic’s plans, objectives, or future performance are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based on management’s current expectations. Republic’s actual strategies and results in future periods may differ materially from those currently expected due to various risks and uncertainties, including those discussed in Republic’s 2002 Form 10-K and subsequent 10-Qs filed with the Securities and Exchange Commission.

REPUBLIC BANCORP, INC.

CONSOLIDATED AND CONDENSED FINANCIAL STATEMENTS (unaudited)

(in thousands, except per share data)

Statements of Financial Condition

	December 31, 2003	December 31, 2002

Assets:

Cash and cash equivalents	$60,876	$39,853
Securities available for sale	295,520	203,047
Securities to be held to maturity	115,411	85,412
Mortgage loans held for sale	13,732	65,695
Loans	1,581,952	1,310,063
Allowance for loan losses	(13,959)	(10,148)
Federal Home Loan Bank stock (FHLB)	19,148	18,324
Other assets	55,091	40,460
Total Assets	$2,127,771	$1,752,706

Liabilities and Equity:

Non-interest bearing deposits	$193,321	$175,460
Interest bearing deposits	1,103,791	864,730
Total deposits	1,297,112	1,040,190

Securities sold under agreements to repurchase and other short term borrowings	220,040	224,929
FHLB borrowings	420,178	319,299
Other liabilities	21,062	17,492
Total liabilities	1,958,392	1,601,910

Stockholders’ equity	169,379	150,796
Total Liabilities and Equity	$2,127,771	$1,752,706

Average Balances

	Fourth quarter Ended Dec. 31,		Year Ended Dec. 31,
	2003	2002	2003	2002

Assets:

Federal funds sold	$37,476	$46,793	$26,792	$53,560
Investments, including FHLB stock	333,155	288,812	316,642	307,852
Loans, including loans held for sale	1,582,954	1,297,625	1,485,024	1,220,046
Total earning assets	1,953,585	1,633,230	1,828,458	1,581,458
Total assets	2,077,006	1,695,521	1,922,793	1,639,797

Liabilities and Equity:

Non-interest bearing deposits	$195,999	$158,629	$196,442	$150,481
Interest bearing deposits	1,048,244	852,762	976,366	811,841
Repurchase agreements and other short term borrowings	213,372	200,368	189,984	225,671
FHLB borrowings	417,851	315,073	363,656	291,756
Total interest bearing liabilities	1,679,467	1,368,203	1,530,006	1,329,268
Stockholders’ equity	172,801	150,799	167,097	141,908

Income Statement Data

Total interest income(1)	$29,353	$25,498	$119,060	$106,101
Total interest expense	9,943	9,965	36,795	41,761
Net interest income	19,410	15,533	82,265	64,340

Provision for loan losses	156	1,849	6,574	3,338

Service charges on deposit accounts	2,925	2,377	10,672	8,314
Electronic refund check fees	49	19	3,981	3,198
Mortgage banking income	386	2,410	11,104	6,894
Net gain on sale of securities	—	—	—	1,559
Other	880	1,242	5,176	4,557
Total non-interest income	4,240	6,048	30,933	24,522

Salaries and employee benefits	7,989	6,574	32,144	28,039
Occupancy and equipment, net	3,454	2,826	12,416	9,984
Communication and transportation	691	496	2,729	2,329
Marketing and development	759	924	3,037	2,934
Supplies	456	315	1,481	1,139
FHLB prepayment penalty	—	—	—	1,381
Other	2,885	2,246	11,052	8,033
Total non-interest expenses	16,234	13,381	62,859	53,839

Net income before taxes	7,260	6,351	43,765	31,685
Income tax expense	2,623	2,259	15,562	11,196

Net income	$4,637	$4,092	$28,203	$20,489

(1)        The amount of fees on loans in total interest income was $3,359 and $518 for the quarters ended and $17,280 and $5,512 for the years ended December 31, 2003 and 2002, respectively.

	Fourth quarter Ended December 31,		Year Ended December 31,
	2003	2002	2003	2002
Per Share Data:
Basic average shares outstanding	16,998	16,828	16,939	16,636
Diluted average shares outstanding	17,639	17,115	17,308	17,116
Book value per share(2)	$9.90	$8.80	$9.90	$8.80

Basic earnings per Class A Common share	0.28	0.24	1.67	1.23
Basic earnings per Class B Common share	0.25	0.24	1.62	1.21
Diluted earnings per Class A Common share	0.27	0.24	1.64	1.20
Diluted earnings per Class B Common share	0.24	0.23	1.59	1.19

Cash dividends declared per share:
Class A Common stock	0.319	0.055	0.506	0.209
Class B Common stock	0.290	0.050	0.460	0.190

Performance ratios:

Return on average assets (ROA)	0.89%	0.97%	1.47%	1.25%
Return on average equity (ROE)	10.73	10.85	16.88	14.44
Yield on average earning assets	6.01	6.24	6.51	6.71
Cost of interest bearing liabilities	2.37	2.91	2.40	3.14
Net interest spread	3.64	3.33	4.11	3.57
Net interest margin	3.97	3.80	4.50	4.07
Efficiency ratio(3)	69	62	56	61

Asset quality:

Loans on non-accrual status			$12,466	$7,967
Loans past due 90 days or more			473	1,915
Total non-performing loans			12,939	9,882
Other real estate owned			—	320
Total non-performing assets			12,939	10,202
Non-performing loans to total loans			0.82%	0.75%
Non-performing assets to total loans			0.82	0.78
Allowance for loan losses to total loans			0.88	0.77
Net loan charge-offs to average loans			0.19	0.15
Allowance for loan losses to non-performing loans			108	103
Delinquent loans to total loans(4)			0.82	1.02

Other key data:

End-of-period full-time equivalent employees			645	570
Number of banking centers			31	25

(2)        Exclusive of accumulated other comprehensive income.

(3)        Equals non-interest expense divided by the sum of net interest income and non-interest income.

(4)        Equals total loans over 30 days past due divided by total loans.

Exhibit 99.1  Press Release dated January 16, 2004